PAPER BROKERAGE AGREEMENT

     This Agreement dated on March 24, 1999, by and between Pulp & Paper of America LLC, a New York limited liability company ("PPA"), having its principal place of business at 135 Engineers Road, Hauppauge, New York, and Crown Paper Co., a Virginia corporation ("Crown"), having its principal place of business at 300 Lakeside Drive, Oakland, California.

                                 R E C I T A L S

     The parties hereto are parties to that certain Asset Purchase Agreement, dated even date herewith, by and among Crown, Crown Vantage New Hampshire Electric, Inc. and Berlin Mills Railway, Inc., as Seller, and American Tissue Holdings Inc. and PPA, as Buyer (the "Asset Purchase Agreement"), pursuant to which PPA will purchase from Seller and subsequently will own and operate a pulp and paper mill located in Berlin and Gorham, New Hampshire ("B/G") and require assistance in the sales and marketing of the B/G Sustaining Grades and B/G Target Grades produced at such mill.

     Crown has an experienced sales and marketing staff and desires to act as broker and sales representative for such B/G Sustaining Grades and B/G Target Grades.

     Now, therefore, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PPA and Crown mutually agree as follows:

     1. Definitions. The following terms, as used herein, have the following meanings:

     "Accountant" has the meaning set forth in Section 4.4 below.

     "B/G" means the mill owned by PPA and located in Berlin and Gorham, New Hampshire.

     "B/G Sustaining Grades" shall mean Sustaining Grades manufactured by PPA at B/G.

     "B/G Target Grades" shall mean Target Grades manufactured by PPA at B/G.

     "Commissionable Sales" means Gross Sales billed to third parties less freight charges, returns, allowances (including terms allowances) and adjustments.

     "Confidential Information" has the meaning set forth in Section 11 hereof.

     "Crown" means Crown Paper Co.

     "Gross Sales" means the gross amount charged to third parties prior to any reductions.



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     "PPA" means Pulp & Paper of America LLC, doing business in Berlin and
Gorham, New Hampshire.

     "Products" means B/G Sustaining Grades and B/G Target Grades, collectively.

     "Net Sales" means the Gross Sales prices actually paid by third parties for all Products sold and shipped less freight charges, returns, allowances, adjustments and commissions.

     "Services" means the services to be rendered by Crown to PPA, as set forth in Section 3.

     "Sustaining Grades" means the total output of paper manufactured at B/G which is not either (i) produced on the number 9 paper machine, (ii) the subject of the Strategic Alliance Agreement which has been entered into by the parties hereto of even date, (iii) Target Grades as defined herein, or (iv) job lot or broke. Sustaining Grades includes, but is not limited to, the types of papers listed on Schedule B annexed hereto and made a part hereof.

     "Target Grades" means the types of paper listed on Schedule A annexed hereto and made a part hereof.

     2. Engagement.

     2.1. Except as provided in Section 5 below, during the term of this Agreement, PPA engages Crown as its exclusive sales representative with respect to the sales of all B/G Target Grades and B/G Sustaining Grades on the terms stated in this Agreement and Crown accepts such engagement.

     2.2. During the term of this Agreement, Crown shall provide the Services set forth in Section 3 below. PPA shall be under no obligation to accept or implement any of the advice provided with the Services, and all decisions to be made with respect thereto shall be made by PPA in its sole and absolute discretion.

     3. Services to be Rendered. During the term of this Agreement, Crown shall use its best efforts to perform the following marketing and sales services to PPA ("Services") at Crown's sole cost and expense (including, without limitation, sales, marketing and freight expenses):

     (a) sell annually an aggregate of no less than 130,000 tons of Products for each twelve (12) month period during the term of this Agreement, with the foregoing sales comprising no less than 30,000 tons of B/G Target Grades at the applicable market prices in effect from day to day;

     (b) maintain and upgrade the sale of the historic mix of B/G Target Grades;



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     (c) provide marketing services designed to maximize sales of high margin
B/G Target Grades produced in accordance with marketing and operating plans adopted by PPA;

     (d) making all sales of Products on such terms including price as are required by PPA;

     (e) maintaining sufficient communications with PPA to assist PPA in coordinating manufacturing and sales efforts of Products;

     (f) quarterly review and assessment of customer lists and B/G Target Grades and B/G Sustaining Grades production allocations, and discussions thereof with PPA;

     (g) advise PPA of periodic B/G Target Grades and B/G Sustaining Grades production decisions regarding tonnage, distribution by grade, customer base, freight costs, machine-hour contribution, and other strategic considerations;

     (h) advise PPA with respect to customer rejections or quality problems to ensure strong relations with customers and that problems are resolved efficiently and with the least possible cost to PPA;

     (i) coordinate customer shipments and assist PPA and customers with pick up appointments, freight rates, and delivery times required consistent with customer service responsibilities;

     (j) advise PPA of market developments, competitive activity, and customer reports, including customer observations and feedback related to Products quality and service;

     (k) service all customers consistent with normal industry practices, including, without limitation, market development, complaint investigation and resolution and quality issues.

     (l) prepare a market survey relating to all Products, including information such as key personnel, Products end-use, and current supplier base;

     (m) prepare a marketing plan listing prospective accounts;

     (n) develop and implement a communication strategy for announcing new Products grade focus and marketing arrangements;

     (o) promote and market Products to prospective customers;

     (p) assist PPA in developing a planned phase-in of the tradenames, trademarks, logos and trade styles of PPA in accordance with Section 8.2 below;


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     (q) establish and monitor market trials of Products, including provision of feedback to PPA and recommendations to PPA for further products development by PPA, if advisable;

     (r) adjust sales and marketing efforts as reasonably requested by PPA to align with future B/G operating capacity fluctuations effected by PPA;

     (s) forward immediately to PPA all orders obtained for B/G Target Grades and B/G Sustaining Grades;

     (t) submit on a timely basis invoices as designated by PPA, which will require payment to PPA, to purchasers of B/G Target Grades and B/G Sustaining Grades; and

     (u) maintain complete and accurate books and records concerning all orders, order tracking, delivery and sales of B/G Target Grades and B/G Sustaining Grades.

     4. Commissions.


     4.1. Subject to the limitations set forth in Section 6 below and except as set forth in Section 5 below, Crown shall be paid a commission of four and one-half percent (4.5%) of the Commissionable Sales price of Products sold during the term of this Agreement.


     4.2. PPA will use commercially reasonable efforts to within ten (10) days, but in any event will deliver to Crown not later than fifteen (15) days, after the end of each month during the term of this Agreement, an accounting of all Products sold, and invoices paid, during the preceding month which are Commissionable Sales, and will pay such commission to Crown.

     4.3. PPA shall bear the risk of non-payment for all Products sold pursuant to this Agreement.

     4.4. At any time during the term of this Agreement, PPA shall permit Crown to audit, by a mutually acceptable independent public accountant ("Accountant"), PPA's books and records insofar as they relate to the Products to ensure the correctness and accuracy of the commissions paid to Crown under this Agreement. PPA shall maintain complete records of its sales of the Products hereunder for at least six (6) months after the end of the Term. Upon reasonable advance notice, the Accountant may perform on-site audits during normal business hours so as to minimize disruption to PPA. If as a result of the audit, the Accountant determines that the commissions payable by PPA to Crown under this Agreement must be adjusted in order to conform to the provisions of this Agreement, then the Accountant shall disclose the adjustment amount required. Otherwise, the Accountant will report that the Agreement is being fairly administered. All other information about specific accounts will be held in confidence by the Accountant.



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     5. Limitations on Exclusivity of Arrangement.

     5.1. During the first twenty-four (24) months of the term of this Agreement, Crown shall have the exclusive benefit of, and be entitled to commissions on, all sales made of all Products as set forth in Section 4 above. For clarification, if PPA places any sales of Products through another broker or uses its own employees to make sales of Products during the first twenty-four
(24) months of the term of this Agreement, it shall be entitled to do so, but shall pay to Crown the commission as set forth in Section 4.1 above.

     5.2. From time-to-time during the twenty-fifth (25th) through the thirty-sixth (36th) month of the term hereof, provided Crown has received no less than six (6) months advance written notice, PPA may reduce the tonnage sold through Crown and thereby reduce its commission obligations to Crown on (i) up to 20,000 tons of B/G Sustaining Grades, which PPA may sell directly or through a third party and for which Crown shall have no rights to payment under Section 4 above nor obligations to sell or service; plus (ii) an unlimited amount of tonnage of grades of paper which (x) have not been manufactured historically at B/G and (y) which are either (I) consumed by PPA in its own converting operations or (II) are sold by PPA, directly or through a third party and for which Crown shall have no rights to payment under Section 4 above nor obligations to sell or service.

     6. Obligations of PPA.

     6.1. PPA agrees to manufacture Products; to use commercially reasonable efforts to have available as required sufficient qualities (consistent with historic B/G production) and quantities of Products to support Crown's sales efforts; and to arrange for delivery of Products as provided in each sales order.

     6.2. PPA will exercise commercially reasonable efforts to support Crown's sales efforts. PPA shall, together with Crown, within established profitability guidelines, set and maintain a pricing structure consistent with the market for the Products.

     6.3. To the extent Crown incurs any costs in warehousing either B/G Target Grades or B/G Sustaining Grades, PPA shall pay its allocable portion of such warehousing expenses to be determined on a tonnage basis. PPA will use commercially reasonable efforts to pay such warehousing expenses within ten (10) days of the date of invoice, but shall in any event pay such warehousing expenses within fifteen (15) days of the date of invoice.

     6.4. PPA will agree to an efficient methodology for handling customer claims and returns of Products. Such methodology will provide Crown's salespersons with certain parameters of discretion and will require PPA to respond expeditiously to requests from Crown which fall outside of Crown's permitted discretion.

     6.5. PPA will provide Crown within thirty (30) days following the end of each calendar quarter with a statement reconciling production of B/G Target Grades and B/G Sustaining Grades with Gross Sales, Commissionable Sales, and Net Sales during the quarter just ended.



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     7. Good Faith Performance and Non-Competition Covenant. Subject to the
terms set forth in Section 7.2 of the Asset Purchase Agreement, PPA and Crown each acknowledge that in addition to being involved in the business of selling and marketing paper, Crown manufactures and may continue to manufacture during the term of this Agreement and thereafter, some, but not all, of the Target Grades and Sustaining Grades at its own mills. In order to limit the potential for conflicts between PPA and Crown during the term of this Agreement, Crown agrees to exercise good faith in the performance of its obligations herewith. Specifically, Crown agrees that during the term of this Agreement, it shall conduct its own manufacturing operations and its sales efforts for PPA consistent with the following market practices:

     (a) Crown shall use best efforts to maintain and upgrade the sale of the historic mix of Target Grades at market prices produced at B/G and provide the Services set forth in Section 3 above;

     (b) with respect to those Target Grades which Crown has not historically produced at its mills (other than B/G), as set forth on Schedule C annexed hereto and made a part hereof, Crown shall neither commence the manufacture of such products nor attempt to discourage a purchaser of B/G Target Grades from purchasing such products from PPA;

     (c) when and if Crown is presented with an order for a specific Target Grade or Sustaining Grade which is produced by both Crown and PPA, Crown shall not unfairly discriminate against PPA in the placement of business between B/G and Crown's paper mills. In this respect, Crown will use commercially reasonable efforts to allocate orders, in the aggregate, which would be produced at B/G and other Crown mills in reasonable proportion to past practices, allowing for variations in grade, basis weight, color, quality, demands and customer demands, and freight logic, but without regard for selling price. From time-to-time Crown will review with PPA how orders for overlapping grades were allocated between B/G and other Crown mills.

     8. Tradenames; Marks; Phasing of Transition.

     8.1. For the term of this Agreement, PPA and Crown grant to each other limited, nonexclusive, royalty-free licenses to their respective trademarks, tradenames, logos and trade styles used in the sale and marketing of B/G Target Grades and/or B/G Sustaining Grades, which license shall be used only in furtherance of the goals and objectives of this Agreement; provided, however, that neither PPA nor Crown may use any or all of the trademarks, tradenames, logos and trade styles of the other in connection with the sale and marketing of any products other than B/G Target Grades and/or B/G Sustaining Grades.

     8.2. The parties hereto agree that initially B/G Target Grades and B/G Sustaining Grades shall be manufactured, sold, invoiced, labeled and identified as Crown products to assure or enhance market acceptance. However, the parties agree that during the term of this Agreement, the parties shall implement a planned phase-in of the tradenames, trademarks, logos and trade styles of PPA to facilitate PPA's transition and entrance into the



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marketplace for Target Grade and Sustaining Grade papers. Specifically, Crown shall commence the phase in of PPA's trademarks, tradenames, logos and trade styles no later than the thirteenth (13th) month of this Agreement, and such implementation shall be completed no later than the twenty-fifth (25th) month of this Agreement.

     9. Independent Parties. PPA and Crown are independent contracting parties. Nothing in this Agreement will be construed to make either PPA or Crown an employee, franchisee, joint venturer, partner or legal representative of the other. Except as otherwise provided in this Agreement, Crown shall not represent itself to have any authority to act on PPA's behalf.

     10. Indemnification.

     10.1. Crown Indemnification. Crown shall indemnify, defend, and hold PPA, its employees and agents harmless from and against any and all liabilities, damages, injuries, suits, judgments, claims, causes of action, and expenses (including reasonable attorneys' fees, court costs and out-of-pocket expenses), suffered or incurred by PPA as a result of (i) a breach of any representation or warranty made by Crown hereunder, or (ii) any act or deed, whether by way of tort or contract, committed or omitted by Crown, its employees or agents in the performance of this Agreement, except for acts or deeds committed or omitted by Crown in reliance on representations and warranties made to Crown by PPA pursuant to this Agreement.

     10.2. PPA Indemnification. PPA shall indemnify, defend, and hold Crown, its employees and agents harmless from and against any and all liabilities, damages, injuries, claims, suits, judgments, claims, causes of action, and expenses (including reasonable attorneys' fees, court costs and out-of-pocket expenses), suffered or incurred by Crown as a result of (i) a breach of any representation or warranty made by PPA hereunder, or (ii) any act or deed, whether by way of tort or contract, committed or omitted by PPA, its employees or agents in the performance of this Agreement, except for acts or deeds committed or omitted by PPA in reliance on representations and warranties made to PPA by Crown pursuant to this Agreement.

     10.3. NEITHER PARTY WILL HAVE ANY LIABILITY TO THE OTHER PARTY OR THIRD PARTIES FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES FOR THE BREACH OF ANY WARRANTY OR COVENANT HEREUNDER.

     11. Confidentiality.

     11.1. Each party shall regard and treat as confidential and proprietary all of the information communicated to it by the other party in connection with this Agreement (which information shall at all times remain the property of the disclosing party), which information is referred to herein as "Confidential Information." Confidential Information includes such information disclosed by a party orally or visually, directly or indirectly. Confidential Information of a party is also deemed to include pricing information, customer



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information, identification of problems to be solved, areas for process, product and equipment improvements, and Confidential Information of third parties, which are observed, identified or disclosed under or as a result of this Agreement. Nothing contained in this Agreement shall be interpreted to impose upon either party hereto the obligation to share its Confidential Information with the other party hereto.

     11.2. During the term of this Agreement and following termination thereof for a two year period thereafter, neither party shall, without the other's prior written consent, at any time disclose any portion of such Confidential Information to third parties.

     11.3. Each party shall disseminate Confidential Information of the other party to its employees, agents and subcontractors only on a "need-to-know" basis, and shall use the same degree of care in protecting such Confidential Information of the other party as it does for its own information of like kind. Each party shall cause each of its employees, agents and subcontractors who has access to such Confidential Information to comply with the terms and provisions of this Section in the same manner as it is bound hereby, with it remaining responsible for the actions and disclosures of any such employees, agents and subcontractors.

     11.4. Notwithstanding the foregoing, a party's obligations pursuant to this
Section 11 shall not apply to (i) information that, at the time of disclosure, is, or after disclosure becomes, part of the public domain other than as a consequence of a breach of this Agreement, (ii) information that was known or otherwise available to the receiving party prior to the disclosure by the disclosing party, (iii) information disclosed by a third party to the receiving party after the disclosure by the disclosing party, if such third party's disclosure does not violate any obligation of the third party to the disclosing party, or (iv) information that is independently developed by the receiving party.

     12. Term; Termination. This Agreement will terminate on the first to occur of:

     12.1. Three (3) years from the effective date, as set forth in Section 13 below; or

     12.2. The occurrence of any one of the following events: (i) if the other party shall default in the performance of any of its material agreements, obligations or covenants herein and such default continues for (A) fifteen (15) days in the case of a monetary default or (B) sixty (60) days as to any other default, after receipt of written notice of cancellation from the other party; provided, however, in the case of a nonmonetary default, if such default cannot be cured within such sixty (60) day period, if the defaulting party shall promptly commence, within such sixty (60) day period, the steps necessary to cure such default and shall thereafter proceed with due diligence to complete the steps necessary to cure such default as expeditiously as possible, thereby upon such cure, notice of cancellation hereof shall be deemed rescinded; or (ii) if a party liquidates or winds up all or a material portion of its business, dissolves or terminates its existence, becomes insolvent or unable to pay its debts as they mature, commits any act of bankruptcy, makes an arrangement, composition or assignment for the benefit of creditors, files, has filed against it or consents to the filing of any petition in bankruptcy for liquidation or reorganization, or



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otherwise is the subject of any insolvency proceeding of any kind or nature, immediately upon receipt by such party of written notice of cancellation from the other party. Any such termination of this Agreement shall not constitute a waiver by either party of its other rights and remedies hereunder, at law, in equity or otherwise.

     13. Effective Date of Agreement. Notwithstanding any contrary provision herein, this Agreement shall come into force and be effective only upon, and as of, the Closing on the Closing Date of the Asset Purchase Agreement.

     14. General Provisions.

     14.1. Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally, (ii) delivered via one-day overnight courier, (iii) transmitted by telefax, or (iv) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and telefax numbers specified below, or to such other persons, addresses or telefax numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

                                    If to Crown to:

                                    Crown Paper Co.
                                    300 Lakeside Drive
                                    Oakland, CA 94612-3592
                                    Attention:  General Counsel
                                    Telefax No.:  (510) 874-3595

                                    with a copy to:

                                    Sulloway & Hollis, P.L.L.C.
                                    9 Capitol Street, P.O. Box 1256
                                    Concord, NH 03302-1256
                                    Attention:  John M. Sullivan, Esq.
                                    Telefax No.:  (603) 226-2404

                                    If to PPA:

                                    Pulp & Paper of America LLC
                                    135 Engineers Road
                                    Hauppauge, NY 11788
                                    Attention:  Mr. Mehdi Gabayzadeh
                                    Telefax No.:  (516) 435-8980




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                                    with a copy to:

                                    Mandel & Resnik P.C.
                                    220 East 42nd Street
                                    New York, New York 100 17
                                    Attention:  Nicholas J. Kaiser, Esq.
                                    Telefax No.: (212) 573-0067

If given personally or transmitted by telefax, a notice shall be deemed to have been given when it is received. If given by one-day overnight courier, notice shall be deemed to have been given on the next business day following delivery to the courier. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted. Notices and other communications given by attorneys for PPA and Crown shall be deemed given by, respectively, PPA and Crown.

     14.2. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     14.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.4. Waiver. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, whether of similar or different nature, unless so expressly stated in writing.

     14.5. Modification. This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by all of the parties to this Agreement.

     14.6. Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

     14.7. Number and Gender. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

     14.8. Miscellaneous. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof;
(ii) is not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof; (iii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and (iv) shall not



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be assigned by operation of law or otherwise without the prior written consent of the parties hereto, which shall not be unreasonably withheld.

     14.9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. PPA and Crown hereby expressly consent to the jurisdiction of the Supreme Court of the State of New York with respect to any action or proceeding between PPA and Crown with respect to this Agreement or any rights or obligation of such party pursuant to this Agreement and each of PPA and Crown agrees that the venue shall lie in Suffolk County.

     14.10. Force Majeure. Neither party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, governmental acts or omissions, laws or regulations, labor strikes or difficulties, transportation stoppages or slowdowns or the inability to procure parts or materials. These causes will not excuse PPA from paying accrued amounts due to Crown through any available lawful means acceptable to Crown.

     In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                         PULP & PAPER OF AMERICA LLC



                                         By: /s/ Mehdi Gabayzadeh
                                             ------------------------
                                                  Mehdi Gabayzadeh
                                                  Manager


                                         CROWN PAPER CO.



                                         By: /s/ Robert A. Olah
                                             ------------------------
                                                  Robert A. Olah
                                                  President



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